Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS
FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Rick B. Colberg
Chief Financial Officer
866-705-2568
BANK MUTUAL CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER OF 2006 AND NINE MONTHS ENDED SEPTEMBER 30, 2006
Milwaukee, Wisconsin
October 19, 2006
Bank Mutual Corporation (NASDAQ—BKMU) reported net earnings of $5.1 million or $0.09 diluted earnings per share for the three months ended September 30, 2006 as compared to $6.9 million or $0.11 diluted earnings per share during the same period in 2005. Earnings for the nine months ended September 30, 2006 were $16.0 million or $0.26 diluted earnings per share as compared to $22.0 million or $0.34 diluted earnings per share for the nine months ended September 30, 2005. Earnings decreased for both periods primarily as a result of a decrease in the net interest margin. Diluted earnings per share calculations and net income were also affected by Bank Mutual’s ongoing stock repurchase programs.
“Although our interest income continues to increase as a result of our efforts to change the mix of our assets, increases in both the costs of deposits and borrowings have more than offset these gains. However, we continue to focus on the long term financial aspects of Bank Mutual. Specifically, we continue to focus on building our commercial business and commercial real estate loan portfolios and adding offices that access new markets or further penetrate existing markets. Although these activities do not immediately increase our net income, they do create a foundation on which we expect to build profitability and consistency of earnings,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
The reported results represent an 18.2% decrease in diluted earnings per share for the third quarter of 2006 and a 23.5% decrease in diluted earnings per share for the nine months ended September 30, 2006 as compared to the same periods in 2005. Net income for the third quarter of 2006 decreased 26.0% and for the nine months ended September 30, 2006, decreased 27.5% as compared to the same periods in 2005.
One-to-four family mortgage loan originations and purchases were $105.5 million for the third quarter of 2006 and $308.7 million for the first nine months of 2006 as compared to $143.6 million for the third quarter of 2005 and $420.8 million for the first nine months of 2005. These decreases in one-to-four family mortgage loan originations were primarily the result of increased market interest rates on mortgage loan offerings, decreased sales of homes, and decreased one- to four-family mortgage loan purchases.
Multi-family and commercial real estate mortgage loan originations were $39.2 million for the third quarter of 2006 and $103.5 million for the first nine months of 2006 as compared to $35.9 million for the third quarter of 2005 and $88.6 million for the first nine months of 2005. These increased originations were primarily the result of additional marketing efforts and the hiring of a commercial real estate loan manager.
Loan sales were $28.2 million for the three months ended September 30, 2006 as compared to $42.0 million for the third quarter of 2005. Loan sales for the nine months ended September 30, 2006 were $68.0 million as compared to $107.0 million for the same period in 2005. Loan sales decreased in both periods because of reduced fixed rate mortgage loan originations that resulted from decreased demand caused by higher interest rates and a slow down in home sales. As a result of the decreased sales, gains on the sales of loans were $339,000 for the third quarter of 2006 and $851,000 for the first nine months of 2006 as compared to $564,000 and $1.4 million for the same periods in 2005.
Consumer loan originations for the three months ended September 30, 2006 were $42.5 million as compared to $65.5 million for the third quarter of 2005 and $126.3 million for the first nine months of 2006 as compared to $172.6 million for the first nine months of 2005. The decreases in consumer loan originations were primarily the result of increased interest rates on consumer loan offerings and discontinued indirect automobile loan originations through our 50% owned subsidiary, Savings Financial Corporation, as previously disclosed.
Commercial business loan originations in the third quarter of 2006 were $15.9 million as compared to $9.9 million in the third quarter of 2005 and $32.5 million for the nine months ended September 30, 2006 as compared to $32.4 million for the same period in 2005. The increase in the third quarter of 2006 was primarily the result of management’s emphasis on commercial business loan originations and increased demand for commercial business loans.

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In total, loan originations and purchases in the third quarter of 2006 were $203.1 million as compared to $254.8 million for the same period in 2005 and $571.0 million for the first nine months of 2006 as compared to $714.4 million for the first nine months of 2005. Although total originations and purchases were less in both periods of 2006 as compared to 2005, the total loan portfolio continued to grow as a result of decreased refinancing of existing loans.
Total assets at September 30, 2006 were $3.5 billion as compared to $3.4 billion at December 31, 2005. The increase was primarily a result of an increased loan portfolio which was funded by increases in deposits.
Mortgage-related securities decreased $2.7 million in the first nine months of 2006 primarily as a result of using the mortgage-related cash flows to pay off borrowings and fund loan originations.
Deposits increased $64.9 million during the first nine months of 2006. Borrowings decreased to $719.8 million at September 30, 2006 as compared to $765.8 million at December 31, 2005 primarily as a result of paying off approximately $100.0 million of a $200.0 million borrowing that matured in September, 2006. The remaining $100.0 million was refinanced on a short term basis at the Federal Home Loan Bank of Chicago.
Cash dividends paid in the third quarter of 2006 were increased to $0.075 per share as compared to $0.065 per share in the third quarter of 2005 or a 15.4% increase. The cash dividend paid on September 1, 2006 of $0.075 per share to stockholders of record on August 17, 2006 was the twenty-third consecutive cash dividend paid since our initial stock offering.
Non-performing loans to total loans at September 30, 2006 were 0.41% as compared to 0.29% at December 31, 2005. This increase was primarily the result of six commercial real estate loans to one borrower that became non-performing in the second quarter of 2006, as previously reported. Our allowance for loan losses at September 30, 2006 was $12.3 million or 144.7% of non-performing loans and 124.7% of non-performing assets.
The net interest margin for the third quarter of 2006 decreased to 2.26% as compared to 2.53% for same period in 2005 and 2.32% for the nine months ended September 30, 2006 as compared to 2.67% for the same period in 2005. The decreased net interest margin for both periods was primarily the result of the rising costs of deposits and borrowings the further flattening and inversion of the yield curve and the effects of our stock repurchase programs. Specifically, the flattened and inverted yield curve reduces our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds, thus compressing our net interest margin.
Book value per share was $8.76 at September 30, 2006 as compared to $8.73 at December 31, 2005. The annualized return on average equity (ROE) for the third quarter of 2006 was 3.99% and 4.02% for the first nine months of 2006. The annualized return on average assets (ROA) for the third quarter of 2006 was 0.58% and 0.61% for the first nine months of 2006. During the third quarter of 2006 we did not repurchase any shares however, for the nine months ended September 30, 2006 we repurchased 2,396,333 shares at an average price of $11.24 per share. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.

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Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Marketsm under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 75 offices in the state of Wisconsin and one office in Minnesota.
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Outlook
(The following are forward looking statements; see “Cautionary Statements” below). Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and the results in the rest of 2006 and early 2007. They are as follows:
•	The fourth quarter of 2006 and early 2007 may provide an environment of an economic slow down and a continued flat or inverted interest rate yield curve. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could decrease, along with related fee income.

•	A slow down in the appreciation of the value of real estate or even a decrease in value may occur. Such affects on prices could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments. It may also impact the quality of some of our loans which may result in increased delinquencies and lower collateral value.
•	A flat or inverted yield curve will also likely continue to affect our net interest margin. The net interest margin would continue to be compressed as a result of the cost of deposits and borrowings rising faster than the yield on loans. Such a compression could negatively affect our net income.
•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and commercial business loans, all of which can present a higher risk than residential mortgages. However, market conditions also may continue to affect our ability to increase our loan portfolio with these types of loans
•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. The Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which may be challenged by financial institutions in the state. The Department has informed banks generally of potential settlement parameters relating to these issues, even where the Department has not asserted a claim. We have received certain information from the Department and are continuing to evaluate its position and our potential alternatives under our particular circumstances. However, a determination on how to proceed will depend in part on further communication from and actions by the Department. Depending upon the circumstances, an adverse resolution of this matter could result in tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on the earnings of Bank Mutual Corporation.
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Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook”, those in the future tense, which discuss periods after September 30, 2006, or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in Federal Reserve or other regulatory policy, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, developments in the war on terrorism and other international developments, changes in petroleum prices, changes in real estate values, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,	December 31,
	2006	2005
	(In thousands)
Assets
Cash and due from banks	$38,990	$41,543
Federal funds sold		—
Interest-earning deposits	1,181	27,872

Cash and cash equivalents	40,171	69,415
Securities available-for-sale, at fair value:
Investment securities	48,328	63,361
Mortgage-related securities	1,085,103	1,087,816
Loans held for sale	4,741	2,312
Loans receivable, net	2,066,274	1,990,492
Goodwill	52,570	52,570
Other intangible assets	3,254	3,750
Mortgage servicing rights	4,682	4,771
Other assets	154,643	156,890

	$3,459,766	$3,431,377

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,151,691	$2,086,822
Borrowings	719,806	765,796
Advance payments by borrowers for taxes and insurance	31,731	2,529
Other liabilities	26,739	29,513

	2,929,967	2,884,660

Minority interest in real estate development	2,418	2,343

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2006 and 2005
Issued and outstanding — none in 2006 and 2005	—	—
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2006 and 2005
Issued - 78,783,849 shares in 2006 and 2005
Outstanding - 60,205,388 in 2006 and 62,325,268 in 2005	788	788
Additional paid-in capital	493,584	497,589
Retained earnings	273,555	269,913
Unearned ESOP shares	$(3,291)	$(3,966)
Accumulated other comprehensive income	(18,076)	(17,346)
Unearned deferred compensation	—	(6,955)
Treasury stock - 18,578,461 in 2006 and 16,458,581 shares in 2005	(219,179)	(195,649)

Total shareholders’ equity	527,381	544,374

	$3,459,766	$3,431,377

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
Interest income:
Loans	$30,210	$27,422	$87,723	$79,538
Investments	946	1,073	2,802	3,191
Mortgage-related securities	12,754	12,871	37,790	39,452
Interest-earning deposits	588	225	1,439	336

Total interest income	44,498	41,591	129,754	122,517
Interest expense:
Deposits	18,133	12,820	49,887	35,080
Borrowings	7,450	7,503	22,023	20,691
Advance payment by borrowers for taxes and insurance	8	9	16	17

Total interest expense	25,591	20,332	71,926	55,788

Net interest income	18,907	21,259	57,828	66,729
Provision for loan losses	178	92	297	479

Net interest income after provision for loan losses	18,729	21,167	57,531	66,250
Noninterest income:
Service charges on deposits	1,723	1,329	4,389	3,527
Brokerage and insurance commissions	634	658	1,768	1,851
Loan related fees and servicing revenue	441	354	1,140	1,018
Gains on sale of investments	—	83	694	1,470
Gain on sales of loans	339	564	851	1,372
Gain on sale of real estate	—	—	—	—
Loss on retirement of debt	—	—	—	—
Other	1,492	1,388	4,280	3,846

Total noninterest income	4,629	4,376	13,122	13,084
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,343	9,386	28,083	28,685
Occupancy and equipment	2,675	2,641	7,924	7,805
Amortization of other intangible assets	165	165	496	496
Other	3,246	2,820	9,479	8,903

Total noninterest expenses	15,429	15,012	45,982	45,889

Income before income taxes	7,929	10,531	24,671	33,445
Income taxes	2,814	3,619	8,711	11,446

Net income	$5,115	$6,912	$15,960	$21,999

Per share data:
Earnings per share-basic	$0.09	$0.11	$0.27	$0.35

Earnings per share-diluted	$0.09	$0.11	$0.26	$0.34

Cash dividends paid	$0.075	$0.065	$0.215	$0.185

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	During the quarter ended		During the Nine Months Ended
	September 30,		September 30,
Originations	2006	2005	2006	2005
Mortgage loans:
One- to four-family	$60,693	$75,733	$167,941	$215,662
Multi-family	29,674	15,696	62,531	41,904
Commercial real estate	9,552	20,190	40,978	46,648

Total mortgage loans	99,919	111,619	271,450	304,214

Consumer loans	42,499	65,451	126,287	172,579
Commercial business loans	15,912	9,876	32,461	32,440

Total loan originations	158,330	186,946	430,198	509,233

Purchases:
One- to four-family mortgage loans	44,814	67,853	140,792	205,137

Total mortgage loan purchases	44,814	67,853	140,792	205,137

Total loans originated and purchased	$203,144	$254,799	$570,990	$714,370

Loan sales	$28,212	$41,966	$67,975	$107,018

	September 30,	December 31,
Loan Portfolio Analysis	2006	2005
Mortgage loans:
One-to-four family	$1,136,386	$1,048,881
Multi-family	154,210	155,908
Commercial real estate	170,255	175,090
Construction and development	197,145	155,205

Total mortgage loans	1,657,996	1,535,084
Consumer loans	441,415	466,795
Commercial business loans	54,378	57,247

Total loans receivable	2,153,789	2,059,126
Deductions to gross loans	87,515	68,634

Total loans receivable, net	$2,066,274	$1,990,492

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	September 30,	December 31,
Asset Quality Ratios	2006	2005
Non-performing mortgage loans	$5,711	$2,214
Non-performing consumer loans	725	616
Non-performing commercial business loans	1,584	2,517
Accruing loans delinquent 90 days or more	512	487

Total non-performing loans	$8,532	$5,834

Total non-performing assets	$9,900	$6,542

Non-performing loans to loans receivable, net	0.41%	0.29%
Non-performing assets to total assets	0.29%	0.19%
Allowance for loan losses to non-performing loans	144.70%	207.23%
Allowance for loan losses to non-performing assets	124.71%	184.81%
Allowance for loan losses to total loans	0.60%	0.61%
Net recoveries (charge-offs )	$(41)	$(2,374)
Net recoveries (charge-offs) to avg loans (annualized)	0.00%	-0.12%
Allowance for loan losses	$12,346	$12,090

	September 30,	December 31,
Deposit Analysis	2006	2005
Noninterest-bearing checking	$100,528	$110,583
Interest-bearing checking	162,150	174,620
Savings accounts	208,119	224,408
Money Market accounts	254,709	271,418
Certificate accounts	1,426,185	1,305,793

Total Deposits	$2,151,691	$2,086,822

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three months ended September 30,		Nine Months Ended September 30,
Operating Ratios (annualized)	2006	2005	2006	2005
Net interest margin (1)	2.26%	2.53%	2.32%	2.67%
Net interest rate spread	1.72%	2.07%	1.79%	2.22%
Return on average assets	0.58%	0.78%	0.61%	0.84%
Return on average equity	3.99%	4.96%	4.02%	4.98%
Return on average tangible equity (2)	4.51%	5.55%	4.53%	5.54%
Efficiency ratio (3)	65.55%	58.56%	64.81%	57.50%
Non-interest expense as a percent of average assets	1.76%	1.70%	1.76%	1.75%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible equity is determined by dividing net income by the net shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights, and applicable deferred taxes. Since many analyst establish financial matrices utilizing this ratio, Bank Mutual has chosen to provide this information.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

	Three months ended September 30,		Nine Months Ended September 30,
Other Information	2006	2005	2006	2005
Average earning assets	$3,351,921	$3,367,267	$3,329,721	$3,328,996
Average assets	$3,503,017	$3,525,183	$3,476,136	$3,495,432
Average interest bearing liabilities	$2,852,794	$2,829,465	$2,819,477	$2,767,723
Average shareholders’ equity	$513,395	$557,615	$529,569	$589,213
Average tangible shareholders’ equity (4)	$454,115	$498,033	$470,229	$529,577
Weighted average number of shares outstanding
-used in basic earnings per share	58,179,672	60,780,527	59,388,034	63,661,984
-used in diluted earnings per share	59,918,781	62,595,197	61,079,584	65,649,941

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights, and applicable deferred taxes

	September 30,	December 31,
	2006	2005
Number of shares outstanding (net of treasury shares)	60,205,388	62,325,268
Book value per share	$8.76	$8.73

	At September 30,	At December 31,
Weighted Average Net Interest Rate Spread	2006	2005
Yield on loans	5.98%	5.66%
Yield on investments	4.44%	4.27%
Combined yield on loans and investments	5.42%	5.13%
Cost of deposits	3.43%	2.87%
Cost of borrowings	4.02%	3.58%
Total cost of funds	3.57%	3.06%
Interest rate spread	1.85%	2.07%